Exhibit 5.1

[Letterhead of Young Conaway Stargatt & Taylor, LLP]

February 4, 2015

Sabre Corporation

3150 Sabre Drive

Southlake, TX 76092

Ladies and Gentlemen:

We have acted as Delaware counsel to Sabre Corporation, a Delaware corporation (“Sabre”), for the purpose of delivering this opinion letter in connection with that certain registration statement of Sabre on Form S-1 filed on the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Rule 462(b) Registration Statement”). The Rule 462(b) Registration Statement relates to the registration of the sale of shares of common stock, par value $0.01 per share, of Sabre by certain shareholders of Sabre (the “Shares”). Reference in this letter to any document shall mean such document as in effect on the date hereof.

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the following documents:

(a)	the Certificate of Incorporation of Sabre as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 11, 2006, together with the Restated Certificate filed with the Secretary of State on March 27, 2007, the Certificate of Designation of Series A Preferred Stock filed with the Secretary of State on March 30, 2007, the Restated Certificate filed with the Secretary of State on April 27, 2007, the Certificate of Change of Registered Agent filed with the Secretary of State on April 14, 2009, the Certificate of Correction filed with the Secretary of State on February 10, 2010, the Certificate of Amendment filed with the Secretary of State on January 13, 2014, and the Restated Certificate filed with the Secretary of State on April 16, 2014, all as certified by the Secretary of State on January 22, 2015;

(b)	the Bylaws of Sabre;

(c)

the Unanimous Written Consent of the Board of Directors of Sabre dated March 30, 2007, authorizing, inter alia, the issuance of 10 million shares of the common stock and 5 million shares the Series A Cumulative Preferred Stock of Sabre; the Unanimous Written Consent of the Board of Directors of Sabre dated April 27, 2007, authorizing, inter alia, amendments to the Certificate of Incorporation of Sabre and a subdivision of each outstanding share of common stock and Series A Cumulative Preferred Stock of Sabre into 17.4007821093578 shares of same; the Unanimous Written Consent of the Board of Directors of Sabre dated June

Exhibit 5.1

11, 2007, approving, inter alia, the Management Equity Incentive Plan, the grant of options thereunder, and employment agreements with the officers specified in such written consent; the Unanimous Written Consent of the Board of Directors of Sabre dated June 9, 2010, authorizing, inter alia, the issuance of 2 million shares of the common stock of Sabre; the Unanimous Written Consent of the Board of Directors of Sabre dated September 14, 2012, authorizing, inter alia, the 2012 Management Equity Incentive Plan, Restricted Stock Unit Grant Agreement, and Stock Option Grant Agreement; the Unanimous Written Consent of the Board of Directors of Sabre dated November 1, 2012, authorizing, inter alia, a Restricted Stock Unit Grant Agreement with Carl Sparks; and the Unanimous Written Consent of the Board of Directors of Sabre dated December 31, 2012, authorizing, inter alia, the Agreement and Plan of Reorganization and Merger pursuant to which each outstanding share of the Series A Cumulative Preferred Stock of TVL Common, Inc. was to be converted into 0.002234243 shares of the common stock of Sabre;

(d)	the stock ledger of Sabre;

(e)	a certificate, dated the date hereof, by the secretary of Sabre, relating to, inter alia, the foregoing documents;

(f)	the related registration statement on Form S-1 (No. 333-201682); and

(g)	a Certificate of Good Standing for Sabre, dated January 22, 2015, obtained from the Secretary of State.

For purposes of this letter, we have not reviewed any documents other than the documents referenced in paragraphs (a) through (g) above. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinion in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, certain statements of governmental authorities and others, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate in all respects and none of which we have investigated or verified.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications, and limitations in this letter, it is our opinion that the Shares have been duly authorized by Sabre, and are validly issued, fully paid, and non-assessable.

The opinion in this letter is subject to the following assumptions, exceptions, qualifications, and limitations, in addition to those above:

A. The opinion in this letter is limited to the General Corporation Law of the State of Delaware, 8 Del. C. §§ 101–398 (the “DGCL”). We have not considered, and

Exhibit 5.1

express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

B. We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents; and (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof.

We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Rule 462(b) Registration Statement and the related prospectus included in the Rule 462(b) Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Young Conaway Stargatt & Taylor, LLP